EXHIBIT 5.1

March 16, 2016

XFit Brands, Inc.

25731 Commercentre Drive

Lake Forest, CA 92630

Re: XFit Brands, Inc./Registration Statement on Form S-1

To Whom It May Concern:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (File Number 333-209774) (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act), for the registration of an aggregate of 1,146,500 shares (the “Shares”) of common stock par value $0.0001 per share (the “Common Stock”) of XFit Brands, Inc., a Nevada corporation (the “Corporation”).

We have acted as special counsel for the Corporation in connection with the registration of the resale of the Shares. We have examined signed copies of the Registration Statement, as amended, to be filed with the Commission. We have also examined and relied upon the minutes of meetings of the Board of Directors of the Corporation as provided to us by the Corporation, the Articles of Incorporation, as amended, By-laws and Resolutions adopted by the Board of Directors of the Corporation, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

Based upon and subject to the foregoing, we are of the opinion that the (i) 620,000 Shares of Common Stock to be registered as covered by the Registration Statement, when issued and sold in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable and (ii) 526,500 shares of Common Stock to be issued pursuant to the Corporation’s currently outstanding warrants, when exercised in accordance with the terms of such warrants, will be validly issued, fully paid and nonassessable.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the State of California and the existing Nevada Revised Statutes and reported judicial decisions relating thereto.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b) of Regulation S-K under the Securities Act and to the use of our name therein and the related Prospectus under the caption “Legal Matters.” We wish to advise you that our affiliated fund currently own 1,999 shares of Common Stock.

Sincerely,

INDEGLIA & CARNEY LLP

/s/ Indeglia & Carney LLP

11900 W. Olympic Blvd., Suite 770, Los Angeles, CA 90064

Phone 310.982.2720 │ Fax 310.982.2719

Email info@indegliacarney.com │ www.indegliacarney.com